Exhibit 99.2

Flow International Corporation

Stephen R. Light	23500 64th Avenue South
President and CEO	Kent, WA 98032

Phone 253-813-3344
Fax 253-813-3311

April 24, 2007

Mr. Daniel Loeb,

Third Point LLC

390 Park Avenue

New York, NY 10022

Dear Dan,

I’d like to take just a moment to respond to your letter to Flow’s Board of Directors on April 23rd.

I am deeply honored and appreciative of your ongoing and steadfast support and confidence in my team’s ability to manage Flow over the past several years. I am very proud of what we’ve accomplished and quite optimistic about the future prospects for the company.

While I have received many proposals for future employment, with your letter being the most recent, I must tell you that I have no intention of working with any party in the acquisition of the Company. Not only does my separation agreement specifically prohibit such a role, but it remains my intention to retire from my CEO position at Flow, as well as my Directorship on Flow’s Board, on the appointment of my successor.

It is likely I’ll not stay retired forever, but at least for a period, I intend to relax, have some fun, and “recharge my batteries”.

Once again, I personally appreciate the support you’ve given me and my team.

Sincerely,

Stephen R. Light